EX (d)(1)

New York Life Insurance and Annuity Corporation

[Corporate Sponsored Variable Universal Life Insurance]

Corporate Sponsored Flexible Premium Variable Adjustable Life Insurance Policy

Owner: [XYZ Corporation] Insured: [John Doe]	Policy Number: [00 000 000] Policy Date: [May 1, 2020]

The Life Insurance Benefit under your Policy is payable at the Insured’s death, subject to all the provisions of your Policy.

The premium payments for your Policy are payable in accordance with Section Four – Premiums, Late Period and Reinstatement. These payments may only be made during the Insured’s lifetime, and no later than the Insured’s Attained Age 100. For additional information about what happens after Attained Age 100, please see Section 10.19

The Life Insurance Benefit, the duration of coverage and Policy values are based on the assets of the Separate Account. These are not guaranteed and may increase or decrease based on investment experience and the Life Insurance Benefit Option selected. There is no guaranteed minimum Cash Value.

Your Policy is non-participating and not eligible for dividends.

Effective Date

Coverage under the Policy will take effect on the later of the Policy Date or the date we receive your initial premium.

Right to Examine Policy

Please examine your Policy. Within 10 days after delivery ([30] days if issued as a result of a replacement), you may return the Policy to the Corporation or to the registered representative through whom it was purchased. If the Policy is returned, the Policy will be void from the start and we will refund the greater of the Cash Value less Policy Debt or the premiums paid less Policy Debt and partial surrenders as of the date the Policy is returned.

Please read your Policy carefully for full details. Your Policy is a legal contract between you and New York Life Insurance and Annuity Corporation.

This Policy is executed as of the Issue Date shown in the Policy Information section of your Policy Data Pages and signed for New York Life Insurance and Annuity Corporation by:

New York Life Insurance and Annuity Corporation

A Delaware Corporation

[51 Madison Avenue, New York, NY 10010]

[1-800-598-2019] [www.newyorklife.com]

Service Office [11400 Tomahawk Creek Parkway, Suite 200, Leawood, KS 66211

Attention: Executive Benefits]

[1-888-695-4748]    [NYLAMN_Service@newyorklife.com]

ICC19-319-43

ICC19-319-43	2

YOUR POLICY DATA PAGES

Policy Number: [00 000 000]

POLICY INFORMATION

Your Policy Data Pages include information about your Policy as of the Policy Date based on information you provided to us on the application. As subsequent Policy activity and contract changes may modify your Policy, the information provided on these pages may also change. When appropriate, we will provide replacement Policy Data Pages reflecting any Policy changes you make after the Policy Date.

Insured: [John Doe]

Insured’s Age and Gender at Issue: [35 Male]

Insured’s Class of Risk: [Unismoker – Corporate-Owned]

Policy Number: [66 000 000]

Policy Date: [May 1, 2020]

Issue Date: [May 1, 2020]

Life Insurance Qualification Test: [Cash Value Accumulation Test]

Life Insurance Benefit Option: [1]

Maximum Option 3 Amount: [$4,000,000]

Beneficiary: As designated in the application, unless changed as provided in the Policy.

The Mortality Table referred to in Section 10.18 is the [2017] Commissioner’s Standard Ordinary Ultimate, [Sex Distinct], Composite, Age Nearest Birthday Mortality Table.

PREMIUM INFORMATION

Initial Face Amount: [$1,000,000]

Initial Premium: [$33,000]

Target Premium: [$5,000]

Minimum Face Amount: $25,000

Minimum Face Amount Decrease: $1,000

Minimum Face Amount Increase: $1,000

Planned [Annual] Premiums* are shown on the application.

*Premiums may not be paid on or after the Policy Anniversary on which the Insured’s Attained Age is 100, which is [July 15, 2080.] Coverage will expire when the Cash Surrender Value is insufficient to cover the Monthly Deduction Charges. Paying the Planned Premiums shown in the application does not guarantee that the Policy will remain in effect. The period for which the Policy and coverage will continue in effect will depend upon, among other things: (1) the amount, timing and frequency of premium payments; (2) the Life Insurance Benefit Option or the Face Amount; (3) the interest rate credited to the Fixed Account and the investment performance of the Investment Divisions of the Separate Account; (4) the Policy charges deducted, including: monthly Cost of Insurance, monthly cost of riders attached to the Policy and any other fee deductions; and (5) loan and partial surrender activity.

State Insurance Department Phone Number: [123-456-7891]

ICC19-319-43	DP3

INTEREST AND LOANS

The Cash Value allocated to the Fixed Account will be credited with the Fixed Account Crediting Rate. The Fixed Account Guaranteed Minimum Interest Crediting Rate is [1%] per year.

The Effective Annual Loan Interest Rate is [5%].

POLICY CHARGES

Policy Charge Option Selection: Policy Charge Option [A]

You selected the Policy Charge Option listed above on your application. The Policy Charge Option determines the amount, timing and relative allocation between and among the Premium Expense Charge and the Monthly Mortality and Expense (M&E) Charge that will be deducted from your premium payments and Policy Cash Value, respectively. It will also determine the Fixed Account Crediting Rate and the Cumulative Premium Expense Charge that will affect the amount of the Cash Value and ACSV, respectively. Once your Policy has been issued, you may not change the Policy Charge Option you selected. For further information on the Policy Charge Options that you may select with the Policy, contact your Registered Representative and/or consult the Policy prospectus.

The Premium Expense Charge, Monthly M&E Charge associated with the Policy Charge Option you selected will never be greater than the Guaranteed Premium Expense Charge and the maximum Monthly M&E Charge listed in Policy Charges—Monthly Deduction Charges below. The Fixed Account Crediting Rate, which is set in advance at least annually, will never be less than the Fixed Account Guaranteed Minimum Interest Crediting Rate listed in Interest and Loans above.

The following charges are not pro-rated for any portion of the Policy Month.

Monthly Deduction Charges

On each Monthly Deduction Day, the following charges, if applicable, are deducted from your Policy’s Cash Value:

●	Monthly Contract Charge, not to exceed [$15.00] per month in all Policy Years.

●	Monthly Cost of Insurance, not to exceed the rate shown on Policy Data Page 3.4.

●	Monthly Additional Flat Extras, as shown on Policy Data Page 3.2.

●

Monthly Per Thousand Face Amount Charge, based on class of risk, gender and Issue Age, that may change but will not exceed the Maximum Monthly Per Thousand Face Amount Charge amount specified below. This charge is calculated separately for the initial Face Amount and any subsequent Face Amount increase.

Maximum Monthly Per Thousand Face Amount Charge:

            [If Insured’s Issue Age is 39 or less:         [.20%]

            If Insured’s Issue Age is 40 or greater:     [.60%]]

●	Monthly cost for any rider(s), as shown on the Rider Data Page(s) of such rider(s).

●	Monthly M&E Charge that may change but will not exceed, on an annual basis, the Maximum M&E Charge of [0.90%] of the Policy’s Accumulation Units in the Separate Account.

ICC19-319-43	DP3.1

Premium Expense Charge

●	All premiums paid are subject to a Premium Expense Charge. The Premium Expense Charge will not exceed the percentage shown below in the Policy Year in which the premium is paid.

	Guaranteed Premium Expense Charge
Policy Year	Maximum amount charged for premium payments up to and including Target Premium in the Policy Year specified	Maximum amount charged to the extent that premium payments exceed Target Premium in the Policy Year specified
1	19.00%	6.25%
2-5	15.00%	6.25%
6-7	15.00%	6.25%
8+	8.25%	6.25%

We reserve the right to change the above percentages to conform to changes in the law.

Other Charges Against the Policy

●

Fund Transfer Charge – We reserve the right to apply a charge for each transfer of funds between or among the Investment Allocation Options that exceeds 12 transfers in a Policy Year. This charge may change, but will not exceed $100 for each transfer.

●	Separate Account Federal Income Tax Liabilities – We reserve the right to charge for Separate Account Federal Income Tax liabilities if the law changes to require taxation of the Separate Account.

●	Partial Surrender Processing Fee – We reserve the right to charge a processing fee on each partial surrender. This charge may change, but will not exceed $25 on each partial surrender.

[[Additional Flat Extras Per Month: [Period of Additional Flat Extras:	[$.010] Per $1,000 of Net Amount at Risk] [3 Years]]

Monthly Deduction Day: [fifteenth] day of each calendar month.

The current factors for this Policy (which include the Monthly Contract Charge, Monthly Cost of Insurance, Monthly Additional Flat Extras, Monthly Per Thousand Face Amount Charge, monthly cost for any rider(s), the Monthly M&E Charge, Premium Expense Charge, Fund Transfer Charge, Separate Account Federal Income Tax Liabilities, Partial Surrender Processing Fee and the interest credited) are not guaranteed but are limited to the flexible factor guarantee as stated in this Policy. Any modification of the flexible factors will be based upon future anticipated or emerging experience and on experience factors including, but not limited to, investment earnings, mortality, persistency, taxes and expenses.

ICC19-319-43	DP3.2

ADDITIONAL POLICY INFORMATION

Section 4.3 – You may make an Unplanned Premium Payment of no less than $50, up to 12 times in a Policy Year.

Section 8.2 – The Life Insurance Benefit Discount Factor, as referred to in Section 8.2 (b), is 1.000830.

SEPARATE ACCOUNT

The Separate Account referred to in the Policy consists of:

The NYLIAC Corporate Sponsored Variable Universal Life Separate Account – I

Investment Division Minimum Redemption: [$500]

Investment Division Minimum Transfer: [$500]

ICC19-319-43	DP3.3

TABLE OF GUARANTEED MAXIMUM MONTHLY

CASH VALUE ENHANCEMENT RATES

MONTH	RATE	MONTH	RATE	MONTH	RATE	MONTH	RATE	MONTH	RATE	MONTH	RATE
1	[110.00%	41	[110.00%	81	[110.00%	121	[110.00%	161	[110.00%	201	[110.00%
2	110.00%	42	110.00%	82	110.00%	122	110.00%	162	110.00%	202	110.00%
3	110.00%	43	110.00%	83	110.00%	123	110.00%	163	110.00%	203	110.00%
4	110.00%	44	110.00%	84	110.00%	124	110.00%	164	110.00%	204	110.00%
5	110.00%	45	110.00%	85	110.00%	125	110.00%	165	110.00%	205	110.00%
6	110.00%	46	110.00%	86	110.00%	126	110.00%	166	110.00%	206	110.00%
7	110.00%	47	110.00%	87	110.00%	127	110.00%	167	110.00%	207	110.00%
8	110.00%	48	110.00%	88	110.00%	128	110.00%	168	110.00%	208	110.00%
9	110.00%	49	110.00%	89	110.00%	129	110.00%	169	110.00%	209	110.00%
10	110.00%	50	110.00%	90	110.00%	130	110.00%	170	110.00%	210	110.00%
11	110.00%	51	110.00%	91	110.00%	131	110.00%	171	110.00%	211	110.00%
12	110.00%	52	110.00%	92	110.00%	132	110.00%	172	110.00%	212	110.00%
13	110.00%	53	110.00%	93	110.00%	133	110.00%	173	110.00%	213	110.00%
14	110.00%	54	110.00%	94	110.00%	134	110.00%	174	110.00%	214	110.00%
15	110.00%	55	110.00%	95	110.00%	135	110.00%	175	110.00%	215	110.00%
16	110.00%	56	110.00%	96	110.00%	136	110.00%	176	110.00%	216	110.00%
17	110.00%	57	110.00%	97	110.00%	137	110.00%	177	110.00%	217	110.00%
18	110.00%	58	110.00%	98	110.00%	138	110.00%	178	110.00%	218	110.00%
19	110.00%	59	110.00%	99	110.00%	139	110.00%	179	110.00%	219	110.00%
20	110.00%	60	110.00%	100	110.00%	140	110.00%	180	110.00%	220	110.00%
21	110.00%	61	110.00%	101	110.00%	141	110.00%	181	110.00%	221	110.00%
22	110.00%	62	110.00%	102	110.00%	142	110.00%	182	110.00%	222	110.00%
23	110.00%	63	110.00%	103	110.00%	143	110.00%	183	110.00%	223	110.00%
24	110.00%	64	110.00%	104	110.00%	144	110.00%	184	110.00%	224	110.00%
25	110.00%	65	110.00%	105	110.00%	145	110.00%	185	110.00%	225	110.00%
26	110.00%	66	110.00%	106	110.00%	146	110.00%	186	110.00%	226	110.00%
27	110.00%	67	110.00%	107	110.00%	147	110.00%	187	110.00%	227	110.00%
28	110.00%	68	110.00%	108	110.00%	148	110.00%	188	110.00%	228	110.00%
29	110.00%	69	110.00%	109	110.00%	149	110.00%	189	110.00%	229	110.00%
30	110.00%	70	110.00%	110	110.00%	150	110.00%	190	110.00%	230	110.00%
31	110.00%	71	110.00%	111	110.00%	151	110.00%	191	110.00%	231	110.00%
32	110.00%	72	110.00%	112	110.00%	152	110.00%	192	110.00%	232	110.00%
33	110.00%	73	110.00%	113	110.00%	153	110.00%	193	110.00%	233	110.00%
34	110.00%	74	110.00%	114	110.00%	154	110.00%	194	110.00%	234	110.00%
35	110.00%	75	110.00%	115	110.00%	155	110.00%	195	110.00%	235	110.00%
36	110.00%	76	110.00%	116	110.00%	156	110.00%	196	110.00%	236	110.00%
37	110.00%	77	110.00%	117	110.00%	157	110.00%	197	110.00%	237	110.00%
38	110.00%	78	110.00%	118	110.00%	158	110.00%	198	110.00%	238	110.00%
30	110.00%	79	110.00%	119	110.00%	159	110.00%	199	110.00%	239	110.00%
40	110.00%]	80	110.00%]	120	110.00%]	160	110.00%]	200	110.00%]	240	110.00%]

ICC19-319-43	DP3.4

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK

The rates shown below are based on the 2017 CSO Mortality Table, Age Nearest Birthday, Ultimate Version.

ATTAINED			ATTAINED
AGE	RATE		AGE	RATE
	Male	Female		Male	Female
18	[0.07	0.03	59	[0.48	0.37
19	0.07	0.03	60	0.53	0.41
20	0.08	0.03	61	0.59	0.46
21	0.08	0.03	62	0.65	0.50
22	0.08	0.03	63	0.72	0.56
23	0.08	0.03	64	0.80	0.62
24	0.09	0.03	65	0.89	0.69
25	0.09	0.03	66	0.98	0.77
26	0.09	0.03	67	1.07	0.86
27	0.09	0.03	68	1.18	0.95
28	0.08	0.04	69	1.29	1.06
29	0.08	0.04	70	1.43	1.17
30	0.08	0.04	71	1.59	1.29
31	0.09	0.04	72	1.78	1.43
32	0.09	0.05	73	2.00	1.58
33	0.10	0.05	74	2.24	1.75
34	0.11	0.05	75	2.51	1.94
35	0.11	0.06	76	2.79	2.15
36	0.13	0.07	77	3.10	2.39
37	0.14	0.08	78	3.44	2.67
38	0.15	0.08	79	3.81	2.97
39	0.16	0.09	80	4.24	3.32
40	0.17	0.10	81	4.74	3.74
41	0.18	0.10	82	5.28	4.22
42	0.20	0.10	83	5.95	4.75
43	0.20	0.11	84	6.72	5.37
44	0.21	0.11	85	7.61	6.08
45	0.21	0.12	86	8.62	6.89
46	0.22	0.12	87	9.77	7.77
47	0.22	0.13	88	11.05	8.74
48	0.23	0.14	89	12.41	9.80
49	0.23	0.16	90	13.84	10.94
50	0.24	0.17	91	15.30	12.13
51	0.26	0.18	92	16.73	13.41
52	0.27	0.20	93	18.14	14.77
53	0.29	0.22	94	19.44	16.11
54	0.31	0.24	95	20.60	17.53
55	0.34	0.26	96	22.09	19.29
56	0.37	0.28	97	23.70	21.20
57	0.40	0.31	98	25.47	23.26
58	0.44	0.34]	99	27.36	25.42]

ICC19-319-43	DP3.5

TABLE OF CASH VALUE PERCENTAGES

FOR COMPLIANCE WITH SECTION 7702 OF THE CODE

The rates shown below are based on the 2017 CSO Mortality Table, Age Nearest Birthday, Ultimate Version.

ATTAINED			ATTAINED
AGE	PERCENTAGE OF CASH VALUE		AGE	PERCENTAGE OF CASH VALUE
	MALE	FEMALE		MALE	FEMALE
18	[923	1092	60	234	250
19	893	1054	61	227	242
20	865	1016	62	220	235
21	837	981	63	213	228
22	811	946	64	207	221
23	785	912	65	201	214
24	760	880	66	196	208
25	735	848	67	190	202
26	712	818	68	185	196
27	689	788	69	180	191
28	667	760	70	175	185
29	644	733	71	170	180
30	623	707	72	166	175
31	602	682	73	162	171
32	582	657	74	158	166
33	562	634	75	154	162
34	544	611	76	151	158
35	526	590	77	147	154
36	508	569	78	144	151
37	492	549	79	141	147
38	476	530	80	138	144
39	461	512	81	135	141
40	446	495	82	132	138
41	432	478	83	130	135
42	418	461	84	128	132
43	405	446	85	125	130
44	392	430	86	123	127
45	380	416	87	121	125
46	368	401	88	120	123
47	356	388	89	118	121
48	345	374	90	117	120
49	334	362	91	115	118
50	323	349	92	114	116
51	312	338	93	113	115
52	302	326	94	112	113
53	293	315	95	111	112
54	283	305	96	110	110
55	274	295	97	108	108
56	265	285	98	106	106
57	257	276	99	104	104
58	249	267	100	100	100]
59	241	259

ICC19-319-43	DP3.6

GLOSSARY OF TERMS

Listed below are some terms that have specific meanings in your Policy. Please refer to the following definitions as you read your Policy. Other capitalized terms may be defined in the body of your Policy.

●	1940 Act – The Investment Company Act of 1940, as amended.

●	ACSV – Alternative Cash Surrender Value, as described in Section 7.3.

●

Adjusted Cumulative Premiums – The Cumulative Premiums, minus the total partial surrenders taken and any associated processing fees and Policy Debt. Any reductions in the Cumulative Premiums due to partial surrenders, changes to the Life Insurance Benefit Option and/or Policy Debt will never cause the amount of Adjusted Cumulative Premiums to be less than zero. The contribution of Adjusted Cumulative Premiums toward the calculation of the Life Insurance Benefit under Option 3(a) will be limited as specified in Section 1.2 below.

●	Attained Age – The Insured’s Issue Age, plus the number of Policy Years completed since the Policy Date.

●	Business Day – Any day on which the NYSE is open for regular trading. Our Business Day ends at 4:00 p.m. Eastern Time or the closing of regular trading on the NYSE, if earlier.

●	CSV – Cash Surrender Value, as described in Section 7.2.

●	CVE – Cash Value Enhancement, as described in Section 7.4.

●	Code – Internal Revenue Code of 1986, as amended.

●	Cumulative Premiums – The total Planned and Unplanned Premiums paid under the Policy.

●	Cumulative Premium Expense Charge – The sum of all Premium Expense Charges assessed against the Policy.

●	CVAT – The Cash Value Accumulation Test, a test used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Code.

●	Fixed Account – The Fixed Account is supported by assets in our General Account. The amount in the Fixed Account is credited with interest on a daily basis.

●

Fixed Account Crediting Rate – The rate that will be credited to the Cash Value allocated to the Fixed Account. This rate will be set in advance at least annually. It will vary based on the Policy Charge Option applicable to your Policy. The rate will never be less than the Fixed Account Guaranteed Minimum Interest Crediting Rate shown on the Policy Data Pages.

●	Flat Extras – A temporary charge providing for our assumption of additional mortality risk attributable to hazards whose risks are assessed to be largely independent of age.

●	Fund – A mutual fund registered with the SEC under the 1940 Act.

●

General Account – An account representing all our assets, liabilities, capital and surplus, income and gains and losses that are not included in the Separate Account or in any other separate asset account.

●	GPT – The Guideline Premium Test, a test used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Code.

●

Good Order – We consider a Request or Notice to be in Good Order if it complies generally with our administrative procedures and the required information is complete and correct. We may delay our response to a Request or Notice or reject a Request or Notice if it is not in Good Order. Good Order generally means our actual receipt of instructions relating to the Request or Notice in writing at the Service Office on the cover page of the Policy (or, if permitted, by telephone or electronically), along with all forms and other information or documentation necessary to complete the Request or, if applicable, respond to the Notice. We may determine whether any particular Request or Notice is in Good Order. If you have any questions, you should contact us or your registered representative before submitting a Request or Notice.

●	IIPRC – The Interstate Insurance Product Regulation Commission.

●	Insured – The person whose life is covered by this Policy, as named in the application and stated in the Policy Data Pages.

ICC19-319-43	4

●

Investment Allocation Options – The Investment Divisions of the Separate Account and the Fixed Account. Owners may invest their Net Premiums in a total of 20 Investment Allocation Options at any one time.

●	Investment Division – A subaccount of the Separate Account, which invests in shares of one or more Funds.

●	Issue Age – Unless otherwise stated, the Insured’s age on the birthday nearest the Policy Date, as shown in the Policy Information section of your Policy Data Pages.

●	Issue Date – The date we issue your Policy, as specified in the Policy Information section of your Policy Data Pages.

●	Late Period – A period of 62 days after the Monthly Deduction Day when the Cash Surrender Value is less than the Monthly Deduction Charges for the next Policy Month.

●	Life Insurance Benefit – The benefit calculated under the Life Insurance Benefit Option you have chosen.

●	Life Insurance Benefit Option – Option 1, Option 2 or Option 3, as described in Section 1.2.

●	Life Insurance Proceeds – The amount we will pay to the Beneficiary when we receive proof that the Insured died while the Policy is in effect. See Section 1.1 for more details.

●	Loan Account – The portion of the Cash Value used to secure the Policy Debt. The Loan Account is part of our General Account.

●	Loan Value – The amount of Cash Value available to borrow using your Policy as sole security.

●	Minimum Redemption – the amount a partial surrender or loan request must equal or exceed. The Minimum Redemption from an Investment Division is stated on the Policy Data Pages.

●

Minimum Transfer – The amount a transfer from one Investment Division to another Investment Division offered under this Policy must equal or exceed. The Minimum Transfer to or from an Investment Division is stated on the Policy Data Pages.

●	Monthly Contract Charge – A monthly charge that is deducted on the Monthly Deduction Day, as specified on the Policy Data Pages.

●

Monthly Deduction Charges – The Monthly Deduction Charges consist of the Monthly Cost of Insurance Charge, Monthly M&E Charge, Monthly Contract Charge, Monthly Per Thousand Face Amount Charge and any applicable monthly rider charges deducted from your Policy’s Cash Value.

●

Monthly Deduction Day – The day each month on which the Monthly Deduction Charges specified on the Policy Data Pages are taken from the Cash Value. Monthly Deduction Days will be the same calendar day each month, as determined by the Policy Date. The first Monthly Deduction Day is the first occurrence of this calendar day on or after the day coverage is effective under the Policy.

●	Net Premium – A premium payment less the Premium Expense Charge.

●	Notice – A signed written notice in Good Order which gives us the facts that we need. When you write to us, please include the Policy number, the Insured’s full name and your current address.

●	NYSE – The New York Stock Exchange.

●	Planned Premiums – Your scheduled premium payments in the amount and frequency you selected in the application.

●	Policy – The base policy and all attached riders, endorsements and applications.

●	Policy Anniversary – The anniversary of the Policy Date specified on the Policy Data Pages. A Policy Anniversary starts a new Policy Year.

●	Policy Date – The date we use as the starting point for determining Policy Years and Monthly Deduction Days. You can find the Policy Date in the Policy Information section of your Policy Data Pages.

●	Policy Debt – The outstanding Policy loan(s) plus any accrued interest.

●	Policy Month – The monthly period beginning on each Monthly Deduction Day and extending to, but not including, the next Monthly Deduction Day.

ICC19-319-43	5

●

Policy Transaction – These include making a payment into the Policy, making a transfer among the Investment Allocation Options, taking a partial or full surrender from the Policy and/or taking a loan under the Policy.

●	Policy Year – The year from a Policy Anniversary to, but not including, the next Policy Anniversary. The first Policy Year begins on the Policy Date.

●	Portfolio – Each series or investment pool of a Fund corresponding to a specific investment objective of an Investment Division.

●

Premium Expense Charge – A charge deducted from each Planned and Unplanned Premium when that payment is received. This charge will not exceed the Premium Expense Charge percentage shown in the Policy Charges section of your Policy Data Pages.

●

Request – A signed written request in Good Order received at our Service Office which gives us the facts that we need. When you write to us, please include the Policy number, the Insured’s full name and your current address.

●	SEC – The Securities and Exchange Commission.

●	Separate Account – One or more separate accounts, identified on the Policy Data Pages, we established to receive and invest premiums paid under the Policy.

●	Service Office – As shown on the front cover of this Policy.

●

Target Premium – An amount used to determine the Premium Expense Charge. The Target Premium is based on factors that include, but are not limited to, Issue Age, risk class and Face Amount. Any change to the Policy which results in a change to the Face Amount will change the Target Premium.

●	Unplanned Premiums – Premium payments you may make in addition to Planned Premiums.

●	we, our, us, the Corporation and NYLIAC – New York Life Insurance and Annuity Corporation.

●	you and your – The Owner of the Policy.

ICC19-319-43	6

SECTION ONE – LIFE INSURANCE BENEFIT

This section explains how the Life Insurance Proceeds and Life Insurance Benefits are calculated.

1.1	Life Insurance Proceeds The amount of Life Insurance Proceeds payable under this Policy consists of:
●	The Life Insurance Benefit of this Policy, plus
●	The death benefit payable for any riders in effect, minus
●	Any Policy Debt and any unpaid Monthly Deduction Charges.

The Life Insurance Benefit is based upon the Life Insurance Benefit Option and the Face Amount. The Face Amount and the Life Insurance Benefit Option are the initial Face Amount and the Life Insurance Benefit Option shown on the Policy Data Pages, along with any changes made, as described in the Section 3.1.

The Life Insurance Proceeds will bear interest each year from the date of the Insured’s death, after we receive due proof of the Insured’s death in Good Order. We set the interest rate each year. This rate will not be less than the rate required by law.

We will pay additional interest at a rate of 10% annually on the Life Insurance Proceeds, beginning from the date that is 31 calendar days from the latest of the following dates until the date the claim is paid, where it is:

(a)	the date that we receive due proof of the Insured’s death in Good Order;
(b)	the date that we receive sufficient information to determine our liability, the extent of that liability and the appropriate payee legally entitled to the Life Insurance Proceeds; and
(c)

the date that legal impediments to payment of Life Insurance Proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to, the establishment of guardianships and conservatorships; the appointment and qualification of trustees, executors and administrators and the submission of information required to satisfy state and federal reporting requirements.

We will pay the Life Insurance Proceeds to the Beneficiary when we have due proof that the Insured died while the Policy was in effect, subject to Section Ten and to any payment we made before notification of death. We will pay the Life Insurance Proceeds in one sum. A claim for the Life Insurance Proceeds includes a fully completed claim form and a certified death certificate or other lawful evidence providing equivalent information and proof of the claimant’s interest in the proceeds. This claim must be made in writing to our Service Office.

1.2

Life Insurance Benefit Options Before the Policy Anniversary on which the Insured’s Attained Age is 100, the Life Insurance Benefit under the Policy is determined in accordance with one of the following options:

Option 1 – The Life Insurance Benefit equals the greater of: (a) the Face Amount of the Policy; or (b) a percentage of the sum of the ACSV plus any Policy Debt necessary for the Policy to qualify as life insurance under Section 7702 of the Code (See the Policy Data Pages for a table of these percentages).

Option 2 – The Life Insurance Benefit equals the greater of: (a) the sum of the Face Amount of the Policy plus the ACSV plus any Policy Debt; or (b) a percentage of the sum of the ACSV plus any Policy Debt necessary for the Policy to qualify as life insurance under Section 7702 of the Code (See the Policy Data Pages for a table of these percentages).

Option 3 – The Life Insurance Benefit equals the greater of: (a) the sum of the Face Amount of the Policy plus any Adjusted Cumulative Premiums up to, but not exceeding, the Maximum Option 3 Amount listed on the Policy Data Pages, or (b) a percentage of the sum of the ACSV plus any Policy Debt necessary for the Policy to qualify as life insurance under Section 7702 of the Code. (See the Policy Data Pages for a table of these percentages.)

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1.3

Life Insurance Benefit at Age 100 Policy Anniversary Beginning on the Policy Anniversary on which the Insured’s Attained Age is 100, the Life Insurance Benefit will equal the Cash Value and the Life Insurance Benefit Options referenced above will no longer apply.

For additional information about the Age 100 Policy Anniversary, see Section 10.19.

This Policy may not qualify as life insurance after the Insured’s Attained Age 100 under federal tax law and the Policy may be subject to adverse tax consequences. You should consult your tax advisor before choosing to continue the Policy after age 100.

SECTION TWO – OWNER AND BENEFICIARY

This section provides an overview of the rights of the Owner(s) and Beneficiary(ies) designated under your Policy and your ability to make changes to those designations. This section also explains how payment of the Life Insurance Proceeds is made in the event the Beneficiary and Insured die simultaneously.

2.1

Owner The Owner of the Policy is shown on the Policy cover page. As the Owner, you have all rights of ownership in the Policy while the Insured is living. You do not need the consent of any successor Owner or Beneficiary to exercise these rights.

2.2

Successor Owner A successor owner may be named in the application, or in a form we provide. The form and any other requirements must be completed and signed by you. If you die (or cease to exist) before the successor owner, the successor owner becomes the new Owner. If no successor owner survives you and you die (or cease to exist) before the Insured, your estate (or a successor in interest) becomes the new Owner.

2.3

Change of Owner You must submit a Request for a change of ownership. A change of ownership may take place only when accepted and recorded at our Service Office. When recorded, the change of ownership will take place as of the date the Request was signed, unless otherwise specified by the Owner. Any rights created by the change of ownership will be subject to any payments made or any actions taken by us before the change is recorded. For example, if we make any payment before we record the change, we will not have to make that payment again.

When this change takes effect, all rights of ownership will pass to the new Owner. We may require that these changes be endorsed in the Policy. Changing the Owner, or naming a new successor Owner, cancels any prior choice of Owner or successor Owner, respectively, but does not change the Beneficiary. The CVE is not available if the Owner changes, except to the extent permitted under Section 7.3 of the Policy.

2.4

Beneficiary The Beneficiary of any Life Insurance Proceeds is the person or entity named in the application or in a Notice. One or more Beneficiaries may be named in the application or in a Notice. If more than one Beneficiary is named, they may be classed as primary, secondary and so on. If two or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. We will pay the stated shares of the proceeds to any primary Beneficiaries who survive the Insured. If no first Beneficiaries survive, payment will be made to any secondary Beneficiary surviving, and so on.

2.5

Change of Beneficiary While the Insured is living, you may change or add a Beneficiary in a Notice. A change of Beneficiary may take place only when accepted and recorded at our Service Office. When recorded, this change will take effect as of the date you signed the Notice, unless otherwise specified by the Owner, subject to any payment we made or action we took before recording the change. In the case of an irrevocable Beneficiary, a change in the Beneficiary is not permitted without the consent of the irrevocable Beneficiary.

2.6

Simultaneous Death of Insured and Beneficiary If no Beneficiary of the Life Insurance Proceeds, or for a stated share, survives the Insured, the right to these Proceeds, or the share, will pass to you. If you are the Insured, the right will pass to your estate.

If a Beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured’s death, we will pay the Life Insurance Proceeds as though the Beneficiary died first. You may send us your Notice during the lifetime of the Insured to waive this procedure.

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SECTION THREE – POLICY CHANGES

This section explains the ways in which you can make Policy changes, including increasing or decreasing your Policy’s Face Amount and changing your Life Insurance Benefit Option.

Prior to making any Policy changes, you should consult your tax advisor regarding possible tax consequences.

3.1

Policy Changes You may apply to increase or decrease the Face Amount of the Policy or to change the Life Insurance Benefit Option of the Policy after the first Policy Year. You may only apply to increase or decrease the Face Amount or to change the Life Insurance Benefit once per Policy Year. To apply for any of these changes, we must receive your Request. These Policy Changes may be made only while the Insured is living and only if, after the change, the Policy would continue to qualify as life insurance under Section 7702 of the Code.

3.2

Face Amount Decreases When you make a Request for a face amount decrease, the Face Amount in effect after the decrease must be at least the Minimum Face Amount shown on the Policy Data Pages. The minimum amount allowed for a decrease in the Face Amount is the Minimum Face Amount Decrease shown on the Policy Data Pages.

A decrease takes effect on the Monthly Deduction Day on or after the day we receive your Request for the decrease, unless you specify a later Monthly Deduction Day in your Request.

The decrease will be applied against Face Amount increases in the reverse order of when those increases took effect and then, against the initial Face Amount.

See Section 8.4 for information about a Face Amount decrease’s impact on the Monthly Per Thousand Face Amount Charge.

3.3

Face Amount Increases When you make a Request for a face amount increase, the minimum amount allowed for such an increase is the Minimum Face Amount Increase shown on the Policy Data Pages. We may also require a written application, signed by you and the Insured, and proof of insurability to increase the Face Amount. Any increase in Face Amount will be subject to our approval and the limits we set, including the Maximum Option 3 Amount listed on the Policy Data Pages. Any increase in Face Amount that occurs automatically and without your Request is not subject to evidence of insurability.

An increase takes effect on the Monthly Deduction Day on or after the day we approve your Request for the increase, unless you specify a later Monthly Deduction Day in your Request.

The Cost of Insurance for each increase will be based on the Policy Year and on the Insured’s Attained Age, gender and class of risk at the time the increase takes effect.

See Section 8.4 for information about the Face Amount increase’s impact on the Monthly Per Thousand Face Amount Charge.

New contestability and suicide exclusion periods will apply to the amount of the increase and will start on the date when an increase takes effect.

3.4

Life Insurance Benefit Option Changes When you make a Request to change the Life Insurance Benefit Option, we may require a written application, signed by you and the Insured, and proof of insurability. Any change in the Life Insurance Benefit Option will be subject to our approval and the limits we set.

A Life Insurance Benefit Option change takes effect on the Monthly Deduction Day on or following the date we approve your Request. Any change in the Face Amount of the Policy due to a Life Insurance Benefit Option change will not change the Life Insurance Benefit. For example: (a) If you change from Option 1 to Option 2, the Face Amount of the Policy will be decreased by the sum of the ACSV plus Policy Debt, (b) If you change from Option 2 to Option 1, the Face Amount of the Policy will increase by the ACSV plus Policy Debt. However, in both examples, the Life Insurance Benefit does not change.

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Changes to Option 3 are prohibited. However, you may change from Option 3 to Options 1 or 2. If you change from Option 3 to Option 1, the Face Amount of the Policy will increase by the Adjusted Cumulative Premium Amount. If you change from Option 3 to Option 2, the Face Amount of the Policy will increase by the difference between the ACSV and the Adjusted Cumulative Premium Amount. This amount will never be less than zero and is subject to the limits imposed by the Maximum Option 3 Amount.

We will not permit changes in the Life Insurance Benefit Option that would cause the Face Amount to fall below the Minimum Face Amount shown on the Policy Data Pages.

SECTION FOUR – PREMIUMS, LATE PERIOD AND REINSTATEMENT

This section provides details pertaining to Premium Payments, including how and where premium payments may be made, premium payment limitations, Premium Expense Charges and how to change premium investment allocations. It also describes what happens if your Policy enters the Late Period, how to reinstate your Policy if it lapses and the impact of reinstatement on the Cash Value Enhancement.

4.1

Premium Payments While the Policy is in effect and the Insured is living, you may make Planned and/or Unplanned Premium payments at any interval or by any method we make available at any time before the Policy Anniversary on which the Insured’s Attained Age is 100. Unplanned premium payments may only be made after the Attained Age 100 Policy Anniversary in order to keep the Policy from ending. Premiums are payable at our Service Office or at any other location that we indicate to you in writing.

4.2

Planned Premiums Planned Premiums refer to the amount and frequency of premium payments you selected as your premium payment schedule. The application states the interval of any Planned Premiums and the Planned Premium schedule.

A Planned Premium is not required and does not have to be paid to keep the Policy in force as long as the Cash Surrender Value is sufficient to cover the Monthly Deduction Charges. Payment of the Planned Premiums does not guarantee that coverage will remain in effect.

You may increase or decrease the amount and frequency of any Planned Premium, subject to the limits that we set. We may refuse any Planned Premium payment that would result in an increase in the Life Insurance Benefit that exceeds the increase in the sum of the ACSV plus Policy Debt. In addition, we reserve the right to require proof of insurability before accepting the payment and applying it to the Policy. If we require such proof, we will require a written application and will place a copy of that application in the Policy and make it a part of the Policy. Planned Premiums may not be paid on or after the Policy Anniversary on which the Insured’s Attained Age is 100.

4.3	Unplanned Premiums Unplanned Premiums refer to premium payments you may make in addition to a Planned Premium.

We reserve the right to limit the amount and frequency of any Unplanned Premium payments, as indicated on the Policy Data Pages. We may refuse any Unplanned Premium payment that would result in an increase in the Life Insurance Benefit that exceeds the increase in the sum of the ACSV plus Policy Debt. In addition, we reserve the right to require proof of insurability before accepting the payment and applying it to the Policy. If we require such proof, we will require a written application and will place a copy of that application in the Policy and make it a part of the Policy. Any payment not specifically designated as an Unplanned Premium payment or a loan repayment will be credited to your Policy as an Unplanned Premium. Unplanned Premiums may not be paid on or after the Policy Anniversary on which the Insured’s Attained Age is 100, except as permitted in Sections 4.1 and 10.19.

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4.4

Additional Premium Payment Limitations In addition to the limits described in the sections above, we may limit the payment of premiums based on the life insurance qualification test you selected at issue. These tests, the GPT and the CVAT are used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Code. The test you selected is shown on the Policy Data Pages and may not be changed.

If you elected the GPT, we may limit your premium payments. If the premiums paid during any Policy Year exceed the maximum permitted under this test, we will return to you the excess amount within 60 days after the end of the Policy Year, with interest at a rate of not less than the Fixed Account Guaranteed Minimum Interest Crediting Rate shown on the Policy Data Pages.

4.5	Premium Allocation When you make a premium payment, you will instruct us how to apply it.

We deduct a Premium Expense Charge from that payment not to exceed the amount shown on the Policy Data Pages. The Premium Expense Charge will vary based on the Policy Charge Option applicable to your Policy. See Section 8.5 for more information on Policy Charge Options and eligibility under the Policy. The Net Premium will be applied to the Investment Allocation Options in accordance with your premium allocation election that is in effect at that time and before any other deductions and charges that may be due are made. The Net Premium is applied as of the Business Day we receive the premium. If we receive a payment after the NYSE is closed for trading, or on a day the NYSE is not open for trading, the day we receive the payment is deemed to be the next Business Day.

If an Investment Division is closed to accepting payments, we will notify you in writing upon receipt of your allocation election, notification or payment. You may redirect the Net Premium to an alternative Investment Allocation Option by means of a Request. Once you redirect the Net Premium, you may not subsequently request a refund. Allocation to an alternative Investment Division will take place according to the rules of this Section as of the day we receive your Request.

Any Net Premium received prior to the end of the Right to Examine Policy period will be allocated to the General Account until the end of the period and then allocated according to the rules of this Section.

The amount of premium that may be allocated or redirected to the Fixed Account is subject to limitations that we determine. Such limitations could include, but are not limited to, prohibiting any premium from being allocated or redirected to the Fixed Account.

4.6

Changing a Premium Allocation Election You may change the premium allocation election stated in your application by submitting a Request. The percentages allocated to all Investment Allocation Options must total 100%. Each percentage must be either a whole number or, if needed, up to two decimal places. A change will become effective as of the day we receive the Request.

4.7	Premiums Not Paid When premiums are not paid, the Policy remains in effect as long as the Cash Surrender Value is sufficient to pay the Monthly Deduction Charges.

4.8

Late Period If, on a Monthly Deduction Day, the Cash Surrender Value is less than the Monthly Deduction Charges for the next Policy Month, the Policy will continue until the expiration of the Late Period. This may happen even if all Planned Premiums have been paid. To inform you of this event, we will send a notice to you at your last known address at least 31 days before the end of the Late Period, requesting payment of the additional premium amount necessary to keep the Policy in force. We will also send a copy to the last known address of any assignee on our records. If you do not send us a payment, postmarked by the end of the Late Period, the Policy will end and there will be no benefits under the Policy or any attached riders.

4.9

Death of Insured During Late Period If the Insured dies during the Late Period, we will pay the Life Insurance Proceeds, as described in Section 1.1. As noted in Section 1.1, these proceeds will be reduced by any Policy Debt and the unpaid Monthly Deduction Charges for the full Policy Month or Months that run from the beginning of the Late Period through the end of the Policy Month in which the Insured died.

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4.10

Reinstatement Within three years after the Policy has ended, you may apply to reinstate the Policy (and any    other benefits provided by riders in effect at the end of the Policy) if you did not surrender it for its full Cash Surrender Value or, if applicable, the ACSV. When you apply for reinstatement, you must provide proof of insurability, unless the required payment is made within 31 days after the end of the Late Period. The Policy may only be reinstated if the Insured is living when we receive the required payment.

4.11

Required Payment to Reinstate To reinstate the Policy, you must pay an amount sufficient to keep the Policy (and any riders) in effect for at least three months. This payment will be in lieu of the payment of any premiums in arrears. If at the time the Policy ended an outstanding Policy Loan was in effect, the Policy Debt at the time of lapse must also be repaid in full at the time of reinstatement.

The Cash Value that will be reinstated equals the Cash Value at the time of lapse. The effective date of the reinstatement will be the Monthly Deduction Day on or following the date we approve your Request.

4.12

Reinstatement and Cash Value Enhancement If the Policy ends (as described in Section 4.8) while you are eligible to receive the ACSV, the CVE will be zero on the date the Policy ends. Upon reinstatement of the Policy, the CVE may not be reinstated, even if additional premiums are paid into the Policy.

SECTION FIVE – SEPARATE ACCOUNT

This section explains the Separate Account, how to make Transfers between Investment Divisions and/or the Fixed Account and any limitations on such Transfers. It also describes Accumulation Units and how they are calculated.

5.1

Separate Account We have established and currently maintain the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses, including income, gains or losses from our other separate accounts. We put assets into the Separate Account that you have allocated to the Investment Divisions for the Policy and we may also do the same for any other variable life insurance policies we may issue.

5.2

Separate Account Assets The Separate Account is comprised of Investment Divisions which invest their assets in Portfolios of one or more Funds. Shares, units or interests of Funds are purchased, redeemed and valued on behalf of the Separate Account. We reserve the right to substitute, add, merge or remove any Investment Division of the Separate Account, subject to any required regulatory approvals. We may also close an existing Investment Division to new investors or new investments. We will notify you prior to any such change in the Investment Divisions

5.3

Assets in the Separate Account The assets of the Separate Account are our property. The Separate Account assets will equal or exceed the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division, to another separate account or to our General Account.

5.4

Transfer of Assets We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which the Policy belongs, to another separate account. Upon such a transfer, the term “Separate Account,” as used in the Policy, shall then mean the separate account to which the assets have been transferred.

5.5

Change in Investment Objective When required by law, regulation or otherwise, we may change an investment objective of the Separate Account. We will change it only if the appropriate insurance official of the State of Delaware approves it or deems it approved in accordance with such law or regulation. If so required, we will file the request to obtain such approval with the insurance official of the state or district in which the Policy is delivered.

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5.6	Our Rights to the Separate Account We also reserve the right, when permitted by law, to:

(a)	register or de-register the Separate Account under the 1940 Act;
(b)	manage the Separate Account under the direction of a committee or discharge such committee at any time;
(c)	restrict or eliminate any voting rights of Owners or other persons who have voting rights as to the Separate Account;
(d)	combine the Separate Account with one or more other separate accounts;
(e)	make additions to, deletions from or substitutions for the Funds held by any Investment Division;
(f)	make available additional separate accounts;
(g)	restrict transfers among separate accounts;
(h)	merge existing Investment Divisions;
(i)	close existing Investment Divisions to new investments;
(j)	close existing Investment Divisions to new investors;
(k)	change the investment objective of an Investment Division;
(l)	change the amount of any minimum or maximum investments or additional investments; or
(m)	change the name of the Separate Account.

5.7	Frequency of Valuation of Assets of the Separate Account We will determine the value of the assets of the Investment Divisions on each Business Day.

If the value of the assets of an Investment Division is needed on a day that the NYSE is closed for trading, the value on the next Business Day will be used.

The assets of the Separate Account will be valued at fair value, as determined in accordance with a method of valuation established in good faith.

5.8	Interest of the Policy in the Separate Account Accumulation Units represent the interest of the Policy in the Separate Account while the Policy is in effect during the lifetime of the Insured.

5.9

Accumulation Units Accumulation Units are the accounting units used to calculate the values under the Policy. Accumulation Units are purchased when payments are allocated, transferred or otherwise added to the Investment Divisions. Accumulation Units are sold when amounts are loaned, transferred, fully or partially surrendered or otherwise deducted from the Investment Divisions.

5.10

Value of Accumulation Units The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The Valuation Period is the period consisting of one or more days from one Business Day to the next Business Day. The net investment factor used to calculate the value of an Accumulation Unit in any Investment Division for the Valuation Period is (a) divided by (b), where:

(a)

is the net asset value of a Fund share, unit or interest held in the Separate Account for that Investment Division at the end of a Business Day, plus the per share, unit or interest amount of any dividends or capital gain distributions made by the Fund if the ex-dividend date occurs during the Valuation Period; and

(b)	is the net asset value of a Fund share, unit or interest held in the Separate Account for that Investment Division as of the end of the prior Business Day.

The net investment factor may be greater or less than one. Therefore, the value of an Accumulation Unit may increase or decrease.

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5.11

Number of Allocation Units Allocated to the Policy Accumulation Units are purchased or sold as provided in Section 5.9. The number of Accumulation Units purchased or sold equals any addition to, or deduction from, an Investment Division divided by the value of an Accumulation Unit for that Investment Division as of the Business Day on which that transaction takes place in accordance with Section 5.10.

The number of Accumulation Units in an Investment Division on any Business Day is determined as follows:

Step 1:	Subtract the units sold to pay any partial surrenders as described in Section 7.6.
Step 2:	Add units bought with premiums received as described in Section 4.5.
Step 3:	Subtract units sold to transfer amounts into the Loan Account as described in Sections 9.3 and 9.4.
Step 4:	Add units bought with transfers from the Loan Account as described in Sections 9.4 and 9.5.
Step 5:	Subtract units sold to transfer amounts into other Investment Allocation Options, as described in Section 5.12.
Step 6:	Add units bought from amounts transferred from other Investment Allocation Options, as described in Section 5.12.

The number of units on a Monthly Deduction Day is the result of steps 1 to 6, minus the number of units sold to pay the Monthly Deduction Charges as described in Section 8.1.

5.12

Transfer Funds Between Investment Divisions or Between the Investment Divisions and the Fixed Account. Transfers between the Investment Divisions and between the Investment Divisions and the Fixed Account are subject to the additional limits described in Sections 5.14 and Six.

We reserve the right to apply a charge, not to exceed the amount specified on the Policy Data Pages, for each transfer after the first 12 transfers in a Policy Year. This charge is applied on a pro-rata basis to the Investment Allocation Options to which the transfer is being made. To apply for a transfer of funds, we must receive your Request.

5.13

Effective Day of Transfers Transfers between the Investment Divisions and between the Investment Divisions and the Fixed Account generally take effect as of the later of the day we receive your Request, which is irrevocable, or the date you specify. If we receive your Request after the NYSE is closed for trading or on a day the NYSE is not open for trading, the day we receive your Request is deemed to be the next Business Day.

If an Investment Allocation Option is closed to accepting transfers, we will notify you in writing upon receipt of your transfer instructions. You may redirect the transfer amount to an alternative Investment Allocation Option by means of a Request. Allocation to the alternative Investment Allocation Option will take place according to the rules of this Section as of the day we receive your Request.

5.14

Transfer Limits You may transfer any amount from one Investment Division to another Investment Division, subject to the minimum investment requirements stated on the Policy Data Pages. Transfers between the Investment Divisions and the Fixed Account may be subject to limitations, as provided in Sections 6.2 and 6.3.

Your right to make transfers under the Policy is subject to modification if we determine in our sole discretion that your exercise of that right will disadvantage or potentially hurt the rights or interests of other Policy Owners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the actual or potential disadvantage of other Policy Owners. Any modification could be applied to transfers to or from some or all of the Investment Divisions and could include, but not be limited to, not accepting a transfer request from any person, asset allocation and/or market timing service made on behalf of Policy Owners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.

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SECTION SIX – FIXED ACCOUNT

This section explains the Fixed Account, how to make transfers between the Fixed Account and the other Investment Allocation Options and any limitations on such Transfers.

6.1

Fixed Account The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account. Any amounts in the Fixed Account are credited with the Fixed Account Crediting Rate, which we declare periodically. We will set this rate in advance at least annually. While the Fixed Account Crediting Rate will vary based on the Policy Charge Option applicable to your Policy, it will never be less than the rate shown on the Policy Data Pages. See Section 8.5 for more information on Policy Charge Options and eligibility under the Policy. Interest accrues and is credited daily. All payments applied to, or amounts transferred to, the Fixed Account receive the Fixed Account Crediting Rate in effect at that time.

6.2

Transfers from the Fixed Account You may make transfers from the Fixed Account to the Investment Divisions, subject to the limitations that we determine. Such limitations could include, but not be limited to, prohibiting transfers from the Fixed Account to the Investment Divisions. The minimum amount that can be transferred is $500, unless we agree otherwise. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that remaining amount as part of the transfer.

6.3

Transfers to the Fixed Account You may make transfers from the Investment Divisions to the Fixed Account, subject to limitations that we determine. Such limitations could include, but are not limited to, prohibiting transfers from the Investment Divisions to the Fixed Account.

SECTION SEVEN – CASH VALUE AND SURRENDERS

This section explains how the Cash Value, Cash Surrender Value and ACSV are determined. It also describes how to request a full or partial surrender from your Policy and how partial surrenders affect the Cash Value.

7.1	Cash Value The Cash Value on any date is the value of: (a) the Policy’s Accumulation Units in the Separate Account plus (b) the Fixed Account, plus (c) the Loan Account.

7.2	Cash Surrender Value The Cash Surrender Value of the Policy equals the Cash Value less Policy Debt.

7.3

Alternative Cash Surrender Value (ACSV) The ACSV is equal to the Cash Surrender Value of the Policy plus the Cash Value Enhancement. You are eligible to receive the ACSV only upon a full surrender of the Policy, subject to the exceptions specified below. Payment of the ACSV is subject to the conditions specified in Section 7.5 below.

You are not eligible to receive the ACSV if: (a) the Policy is assigned, including an assignment made as part of an exchange under Section 1035 of the Code, or (b) there is a change of Policy ownership, unless the new owner is: (i) your wholly owned subsidiary or a corporation under which you were a wholly owned subsidiary on the date ownership changed due to a merger or acquisition; or (ii) a trust established by you for the purpose of providing employee benefits. (See Section 2.3 on Change of Owner and Section 10.9 on Assignment or Transfer.)

The ACSV is not available to support Monthly Deduction Charges or for loans or partial surrenders. The ACSV is also not available during the Right to Examine period.

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7.4

Cash Value Enhancement The value of the Cash Value Enhancement at any time is equal to the Cumulative Premium Expense Charge, multiplied by the applicable Cash Value Enhancement percentage shown on the Policy Data Pages.

Upon reinstatement of the Policy, the CVE will not be reinstated. The Cumulative Premium Expense Charge will vary based on the Policy Charge Option applicable to your Policy. See Section 8.5 for more information on Policy Charge Options and eligibility under the Policy.

7.5

Surrender You may request the Cash Surrender Value or, if applicable, the ACSV, while the Insured is alive and the Policy is in effect. If we receive your Request after the NYSE is closed for trading, or on a day that the NYSE is not open for trading, we will deem your Request as received on the next Business Day.

The Cash Surrender Value or ACSV proceeds will be calculated as of the Business Day on which we receive your Request in Good Order at our Service Office, unless a later effective date is selected. All insurance will end on the date we receive your Request for a full cash surrender at our Service Office.

7.6

Partial Surrenders You may apply for a partial surrender, subject to our Minimum Redemption rules for the Investment Divisions. The Investment Division Minimum Redemption is shown on the Policy Data Pages.

When you take a partial surrender, the Cash Value is reduced by the partial surrender proceeds and any associated processing fees. In addition, a partial surrender may result in a reduction of the Face Amount, as described below. If a partial surrender would cause the Face Amount to drop below the Minimum Face Amount shown on the Policy Data Pages, we reserve the right to require a full surrender.

The partial surrender proceeds are determined as of the Business Day we receive your Request in Good Order. If we receive your Request after the NYSE is closed for trading, or on a day the NYSE is not open for trading, we will deem the day we receive your Request to be the next Business Day.

When you send your Request, which is irrevocable, for a partial surrender, you may specify the Investment Allocation Options from which the partial surrender should be paid. If you do not specify the source, the payment will be processed pro-rata from the Investment Allocation Options to which you have allocated funds.

If the requested partial surrender exceeds the amount invested in the specified Investment Allocation Options, the balance will be paid pro-rata from your assets in the remaining Investment Allocation Options to which you have allocated funds.

For policies where Life Insurance Benefit Option 1 is in effect, a partial surrender may reduce the Face Amount. The Face Amount will be reduced by the greater of (a) or (b), where:

(a)	is zero, and
(b)	is the partial surrender less the greater of:
(i)	zero; or
(ii)

the sum of the ACSV plus Policy Debt prior to the partial surrender, less the result of the Face Amount prior to the partial surrender, divided by the percentage shown on the Policy Data Pages that corresponds to the Insured’s Attained Age at the time of the partial surrender.

For policies where Life Insurance Benefit Option 2 is in effect, a partial surrender will not affect the Face Amount.

For policies where Life Insurance Benefit Option 3 is in effect and the Adjusted Cumulative Premium Amount is greater than the amount of the surrender, a partial surrender will not affect the Face Amount. If the Adjusted Cumulative Premium Amount is less than the amount of the surrender, the Policy Face Amount will be reduced by the difference between:

(a)	the amount of the partial surrender less the Adjusted Cumulative Premium Amount immediately prior to the surrender; and
(b)	the greater of:

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(i)

the ACSV of the Policy immediately prior to the partial surrender, less the Adjusted Cumulative Premium Amount, minus the Policy Face Amount, divided by the applicable percentage shown on the Policy Data Pages for the Insured’s Attained Age at the time of the partial surrender; or

(ii)	zero.

If the above results in zero or a negative amount, there will be no adjustment to the Policy Face Amount.

Any decrease will first be applied to reduce the most recent increase in the Face Amount. It will then be applied to reduce any prior increases in the Face Amount and then, to the initial Face Amount, in the reverse order to that in which the increases took place.

SECTION EIGHT – MONTHLY DEDUCTIONS

This section provides details on the Monthly Deduction Charges, how the Monthly Deduction Day is determined and the operation of the Policy Charge Options.

8.1	Monthly Deduction Charges On each Monthly Deduction Day, the following Monthly Deduction Charges are taken from the Cash Value, regardless of whether a premium is paid in that month:

(a)	The Monthly Contract Charge, not to exceed the amount shown on the Policy Data Pages;
(b)	The Monthly Cost of Insurance for the Life Insurance Benefit in effect;
(c)	The monthly cost for any riders attached to the Policy;
(d)	The Monthly Mortality and Expense (M&E) Charge, not to exceed the maximum rate shown on the Policy Data Pages.
(e)	The Monthly Per Thousand Face Amount Charge, not to exceed the amount shown on the Policy Data Pages.

The Monthly M&E Charge is equal to (a) multiplied by (b) where:

(a)	is the rate shown on the Policy Data Pages, divided by 12; and
(b)	is the value of the Policy’s Accumulation Units in the Separate Account.

The amount deducted will vary each month depending on the performance of the assets in the Separate Account.

The Monthly M&E Charge will also vary based on the Policy Charge Option applicable to your Policy at time of issue. See Section 8.5 for more information on Policy Charge Options and eligibility under the Policy.

A Monthly Contract Charge is assessed to cover our costs for providing certain administrative services, including premium collection, recordkeeping, processing claims and communicating with Owners. The applicable Monthly Contract Charge for any Policy Year will not be greater than the maximum Contract Charge shown on your Policy Data Pages.

The Monthly Deduction Charges also include any Flat Extras that may apply. The amount and duration of these Flat Extras, if any, are shown on the Policy Data Pages.

The Policy Date is the date we use to calculate premiums and charges for the Policy. The Monthly Deduction Day for the Policy will be the same calendar day each month, as determined by the Policy Date. The Policy Date and the Monthly Deduction Day are shown on the Policy Data Pages.

The first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the Issue Date of the Policy. However, if, on the Issue Date, we have not yet received the Initial Premium payment for the Policy, the first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the date we receive such payment. If the Issue Date and Policy Date are different, deductions made on the first Monthly Deduction Day will include the monthly deductions specified as the Monthly Deduction Charges in (a) through (e) above, which would have been made on each Monthly Deduction Day for the period from the Policy Date to the first Monthly Deduction Day as if the Policy had been issued on the Policy Date.

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All Monthly Deduction Charges are made in accordance with your expense charge allocation, if any. If no expense charge allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Allocation Options.

For information on Monthly Deduction Charges on or after the Policy Anniversary on which the Insured’s Attained Age is 100, see Section 10.19.

8.2

Cost of Insurance Calculation The Monthly Cost of Insurance is calculated on each Monthly Deduction Day. We will deduct this charge regardless of whether a premium is paid in that month. The Monthly Cost of Insurance for the initial Face Amount is calculated separately from any subsequent increase in the Face Amount. The Monthly Cost of Insurance equals (a) multiplied by the result of (b) minus (c), where:

(a)	is the Monthly Cost of Insurance rate per $1,000 of insurance, divided by 1,000;
(b)	is the Life Insurance Benefit (as defined in Section 1.2), divided by the Life Insurance Benefit Discount Factor shown on the Policy Data Pages; and
(c)	is the ACSV, plus any Policy Debt as of the Monthly Deduction Day before this Cost of Insurance is deducted, but only after the other Monthly Deduction Charges are deducted.

The Net Amount at Risk is (b) minus (c).

The Monthly Cost of Insurance will never be less than zero.

8.3

Cost of Insurance Rates The rates used to obtain the Monthly Cost of Insurance for the initial Face Amount are based on the Insured’s Attained Age, gender and class of risk. These same rates are used for benefit increases in accordance with the Option 1, Option 2 or Option 3 calculations described in the Section 1.2. The rates used to obtain the Monthly Cost of Insurance for each increase in the Face Amount are based on the Insured’s Attained Age, gender and class of risk at the time the increase takes effect.

The monthly rates that apply to the Monthly Cost of Insurance for the initial Face Amount will not be greater than the maximum rates shown on the Policy Data Pages. We will set the actual rate applicable, in advance, at least once a year. Any change in the Monthly Cost of Insurance rates will be made on a uniform basis for Insureds of the same classification, Attained Age, gender and class of risk. Any change in these rates will be based on future, anticipated or emerging experience, including, but not limited to, investment income, mortality, persistency, taxes and expenses.

8.4

Monthly Per Thousand Face Amount Charge The Monthly Per Thousand Face Amount Charge is calculated and deducted each month on the Monthly Deduction Day, even if a premium payment is not made in that month. The Monthly Per Thousand Face Amount Charge is calculated separately for the initial Face Amount and each Face Amount increase.

The Monthly Per Thousand Face Amount Charge for the initial Face Amount is based on the Insured’s Issue Age, gender and class of risk at the time of issue. The Monthly Per Thousand Face Amount Charge for each Face Amount increase is based on the Insured’s Issue Age, gender and class of risk at the time that increase took effect.

The Monthly Per Thousand Face Amount Charge is calculated for the initial Face Amount of insurance by multiplying the Monthly Per Thousand Face Amount Charge for the Issue Age of the Insured by the number of thousands of the Face Amount.

The Monthly Per Thousand Face Amount Charge is calculated separately for each Face Amount increase or decrease by multiplying the Monthly Per Thousand Face Amount Charge for the Insured’s Issue Age by the number of thousands for each respective Face Amount increase or decrease.

The applicable Monthly Per Thousand Face Amount Charge for any Policy Year will not be greater than the Maximum Monthly Per Thousand Face Amount Charge shown on the Policy Data Pages.

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8.5

Policy Charge Option If you are not a natural person, you selected a Policy Charge Option in your Policy application. If you are a natural person, you are not eligible to select a Policy Charge Option. The Policy Charge Option determines the amount, timing and relative allocation between and among the Premium Expense Charge and the Monthly M&E Charge that will be deducted from your premium payments and Policy Cash Value, respectively. It will also determine the Fixed Account Crediting Rate and the Cumulative Premium Expense Charge that will affect the amount of the Cash Value and ACSV, respectively. Differences between Policy Charge Options may impact the Cash Value and the Life Insurance Proceeds you receive under the Policy. The Policy Charge Option you have selected is listed on the Policy Data Pages. While these current Charges and Crediting Rates are subject to change, they will never be: (1) greater than the Guaranteed Premium Expense Charge and the Monthly M&E Charge; and (2) less than the Fixed Account Guaranteed Minimum Interest Crediting Rate listed on the Policy Data Pages. Once your Policy has been issued, you may not change the Policy Charge Option that you selected.

SECTION NINE – LOANS

This section explains the Loan Value, Loan Account, loan interest charged and interest credited on loans. This section also explains how to request a Policy loan, how to repay your Policy loan and the impact Policy loans may have on your Cash Surrender Value.

Please consult your Tax Advisor prior to taking a loan under your Policy.

9.1

Loan Value The Loan Value may equal up to 90% of the Cash Value. Using the Policy as sole security, you may borrow up to the Loan Value of the Policy, subject to the Minimum Redemption rules for the Investment Divisions and as described in Section 9.3. You may wish to consult your tax advisor prior to taking a loan under the Policy.

9.2

Loan Interest Rate The Effective Annual Loan Interest Rate is stated on the Policy Data Pages and is payable in arrears on the Policy Anniversary. Loan interest accrues daily. On the Policy Anniversary, unpaid loan interest becomes part of the loan and will also bear interest.

9.3

Loans When a loan is requested, an amount equal to the requested loan amount is transferred from the Investment Allocation Options to the Loan Account and this amount is added to any outstanding Policy Debt.

When you request a loan, you may specify the Investment Allocation Options from which the transfer should occur. If you do not specify the source, the transfer amount will be deducted pro-rata from the Investment Allocation Options.

If the requested loan exceeds the amount invested in the specified Investment Allocation Options, the balance will be transferred pro-rata from your assets in the remaining Investment Allocation Options you have.

The loan and accompanying transfers from the Investment Allocation Options to the Loan Account are processed as of the Business Day we receive your Request. If we receive your Request after the NYSE is closed for trading, or on a day the NYSE is not open for trading, we deem the day we receive your Request to be the next Business Day.

Transfers from Investment Allocation Options to the Loan Account are subject to our Minimum Transfer rules.

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9.4	Loan Account The Loan Account secures the outstanding Policy loans and is part of the General Account. The amount in the Loan Account on any date will not be less than:

(a)	the Loan Account on the prior Policy Anniversary; plus
(b)	any loan taken since the prior Policy Anniversary; less
(c)	any loan repaid since the prior Policy Anniversary.

The Loan Account will be credited with interest at a rate that will never be less than the greater of (i) the Effective Annual Loan Interest Rate shown on the Policy Date Pages, less 2.00%, or (ii) the Fixed Account Guaranteed Minimum Interest Crediting Rate shown on the Policy Data Pages. Interest accrues and is credited daily.

On each Policy Anniversary:

(a)	if the Policy Debt exceeds the amount in the Loan Account, the excess amount will be transferred from the Investment Allocation Options to the Loan Account, as described in Section 9.3.
(b)	if the amount in the Loan Account exceeds the Policy Debt, the excess will be transferred from the Loan Account to the Investment Allocation Options, as described in Section 9.5.

9.5

Loan Repayments You may repay all or part of the Policy loan before the Insured’s death or before the Policy is surrendered. The amount repaid will be transferred from the Loan Account on the Business Day we receive your Request. The payment will first repay the balance in the Fixed Account, if any, and then in the Investment Divisions according to your premium allocation then in effect. If we receive your loan repayment after the NYSE is closed for trading, or on a day the NYSE is not open for trading, we deem the day we receive your Request to be the next Business Day.

A payment will only be credited as a loan repayment if designated as such.

If the Policy Debt exceeds the Cash Value, we will send a notice to you at your last known address, and a copy to the last known assignee on our records. All insurance coverage will end 31 days after the date on which we mail that notice to you if the excess of the Policy Debt over the Cash Value is not paid within that 31-day period.

SECTION TEN – GENERAL PROVISIONS

This section explains all other terms and conditions applicable to your Policy.

10.1

Entire Contract The entire contract consists of the Policy, any attached riders or endorsements and the attached copy of the application. Also, any application used to modify the Policy, including, but not limited to, a Request to increase or decrease the Face Amount of the Policy, elect a rider, make a Premium payment that increases the Life Insurance Benefit, as specified, in Sections 4.2 and 4.3, change the Life Insurance Benefit Option or reinstate the Policy will be attached to the Policy and made a part of the contract. Only our Chairman, President, Secretary or a designated Vice President is authorized to change the contract, and then, only in writing. No change will be made to the Policy without your consent, unless a change is made to ensure the contract qualifies as life insurance, as described in Section 10.13. No agent or registered representative is authorized to change the contract.

10.2

Information Provided in the Application In issuing the Policy, we have relied on the statements made in the application. All such statements, in the absence of fraud, are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void the Policy or deny a claim unless that statement is a material misrepresentation and is part of the application.

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10.3

Contestable Period We will not contest the payment of the Life Insurance Proceeds based on the initial Face Amount after the Policy has been in effect during the lifetime of the Insured for 2 years from the Issue Date, except for cases of fraud in the procurement of your Policy, when permitted by the state where your Policy was delivered.

If the Policy has been reinstated, a new 2-year contestable period based on statements made in the application for reinstatement will begin on the effective date of reinstatement, unless the original contestable period has not expired as of that date.

If the Face Amount of the Policy is increased as described in Section Three, a two-year contestable period for each increase will begin on the effective date of such increase. We may contest the payment of that amount only on the basis of those statements made in the application for such increase in Face Amount. If the Life Insurance Benefit of the Policy is increased due to an Unplanned Premium payment, a two-year contestable period for that increase, based on any statements made in the application for that increase, will begin on the effective date of that payment.

This Section will not apply to an increase in Face Amount that is due solely to a change in the Life Insurance Benefit Option.

10.4

Suicide Exclusion Suicide of the Insured, while sane or insane, within 2 years of the Issue Date, is not covered by the Policy. In that event, the Policy will end and the only amount payable will be the premiums paid to us, less any Policy Debt and partial surrender benefits paid.

If the Face Amount is increased or the Life Insurance Benefit is increased due to an Unplanned Premium payment, then a two-year suicide exclusion period will apply to each increase beginning on the date on which that increase or payment, as applicable, takes effect. In that event, the only amount payable with respect to that increase will be the total Monthly Cost of Insurance we deducted for that increase or payment. This Section will not apply to an increase in Face Amount that is due solely to a change in the Life Insurance Benefit Option.

If the Policy has been reinstated, suicide of the Insured, while sane or insane, within 2 years of the date of a reinstatement is not covered by this Policy, unless the original suicide period has not expired as of the effective date of reinstatement.

10.5

Calculation of Age When we refer to a person’s age in the Policy on a Policy Anniversary, we mean the Insured’s age on the birthday nearest that date. At any other time, age means the age on the Insured’s birthday that is nearest to the date of the most recent Policy Anniversary.

10.6

Misstatement of Age or Gender If we would pay too little or too much because the age or gender of the Insured is not correct as stated in the Policy and/or application, we will adjust the Cash Value, ACSV, Cash Surrender Value, Life Insurance Benefit and the benefits under any attached riders, up or down, to reflect the correct age and/or gender as of the original Issue Date. The amount of the Life Insurance Benefit will be the amount that would be purchased by the most recent Monthly Cost of Insurance Charge at the correct age and/or gender. If that correction would cause a reduction to the Policy’s Cash Value, the Cash Value will remain unchanged. If that correction would cause an increase to the Cash Value, the Cash Value will be recalculated from the Issue Date using the mortality charge based on the correct age and/or gender.

10.7

Payment of A Loan, Surrender or Life Insurance Proceeds Generally, we will grant any loan or pay any Life Insurance Proceeds, surrender or partial surrender within seven days after we receive all the requirements that we need, subject to the rules of Sections 1.1, 7.5, 7.6 and 9.3, respectively.

Generally, we will apply a payment, i.e., Net Premium or loan repayment or a transfer Request to the Investment Allocation Options, on the Business Day received, subject to the rules of Sections 4.6, 5.12. 5.14, 6.2, 6.3, 9.5 and our Minimum Transfer rules, as applicable.

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10.8	Deferral of Loan, Surrender, Transfer or Life Insurance Proceeds We may defer taking the following actions:

(a)	Paying loan proceeds;
(b)	Paying surrenders or partial surrenders;
(c)	Applying premiums;
(d)	Processing transfers; or
(e)	Paying Life Insurance Proceeds, subject to Section 1.1,

for any period during which:

(i)	the NYSE is closed for trading (other than the usual weekend or holiday closings); or
(ii)

the SEC restricts trading, has determined that a state of emergency exists, a Fund suspends redemptions pursuant to SEC rules or the SEC, by order, permits us to delay payment in order to protect our Policy Owners.

In such event, we may reasonably be unable to determine the value of the Separate Account. If a Fund has suspended disbursements, we may suspend taking the applicable action specified in (a) through (e) above from the Investment Division corresponding to that Fund until such time as the Fund or the manager of that account allows such action. In that event, during the suspension period, you may revoke your Request pertaining to that Investment Division, except with respect to item (e) above.

In addition, we may delay payment of any portion of any loan or surrender Request, including Requests for partial surrenders, except to pay premiums due to us, from the Fixed Account, for up to six months from the date we receive your Request. We may also delay payment of the entire Life Insurance Proceeds if we contest the payment.

10.9

Assignment or Transfer While the Insured is living, you may assign this Policy, or any interest in it. Upon assignment, your interest, and anyone else’s, is subject to that of the assignee. As Owner, you may still have rights of ownership which have not been assigned. The ACSV and CVE are not available if you assign or transfer the Policy.

An assignee may not change the Owner or Beneficiary. Any amount payable to the assignee will be paid in one sum.

You must submit a Request for assignment or transfer. An assignment may take place only when your Request is accepted and recorded at our Service Office. When recorded, the assignment will take place as of the date the Request was signed, unless otherwise specified by the Owner. We must have a copy of the assignment We are not responsible for the validity of any assignment. Any rights created by the assignment will be subject to any payments made or other actions taken by us before we record the assignment.

10.10	Protection Against Creditors Payments we make under the Policy are, to the extent the law permits, exempt from the claims, attachments or levies of any creditors.

10.11

Payment to Corporation Any payment made to us by check, money order or electronic transfer must be payable to New York Life Insurance and Annuity Corporation. You may contact our Service Office, shown on the Policy cover page, for routing instructions before making an electronic transfer. When asked, we will provide a countersigned receipt for any premium paid to us.

10.12

Insufficient Funds If your premium is returned for insufficient funds, we reserve the right to reverse the Investment Allocation Options chosen and charge a $100 fee for each returned payment. In addition, the Separate Account may also redeem Accumulation Units to cover any losses it incurs as a result of a returned payment. If payment by check is returned for insufficient funds for two consecutive payments, the privilege to pay by check or electronically will be suspended until you request that we reinstate it and we agree.

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10.13

Conformity to Law The Policy is subject to all laws that apply. We reserve the right to amend and correct any errors in this Policy and any misstatements or errors in the calculation of Policy values that we may send you while this Policy is in effect. We also reserve the right to amend this Policy and correct Policy values to ensure this Policy at all times qualifies as life insurance for federal income tax purposes.

The Policy was approved under the authority of the IIPRC and issued under the Commission standards. Any provision of the Policy that, on the provision’s effective date, conflicts with the applicable IIPRC standards for this product type in effect as of the provision’s effective date of IIPRC policy approval is hereby amended to conform to the applicable IIPRC standards in effect as of the provision’s effective date of IIPRC policy approval.

10.14	Dividends This is a non-participating Policy. No dividends are payable.

10.15	Annual Policy Report Each Policy Year after the first, while the Policy is in effect and the Insured is living, we will send a written report to you without charge.

This report will contain at least the following information:

(a)	The beginning and end dates of the current report period.
(b)	Your Policy’s Cash Value, if any, at the beginning and end of the current report period. As described in Section 10.8, payment of the Cash Value shown in the Annual Policy Report may be deferred.
(c)	The amounts that have been credited or debited to your Cash Value during the current report period, identified by type.
(d)

The current Life Insurance Benefit at the end of the current report period. As described in Sections 1.1 and 10.8, payment of the Life Insurance Proceeds shown in the Annual Policy Report that are payable upon the Insured’s death may be deferred.

(e)	The amount of Policy Debt at the end of the current report period.
(f)	Your Cash Surrender Value, if any, at the beginning and end of the current report period.
(g)	If applicable, a notice to the effect that your Policy’s Cash Surrender Value will not maintain insurance in effect until the end of the next reporting period unless further premium payments are made.

This report will also give you any other facts required by state law or regulation.

10.16

Illustrative Report to Owner On request, we will furnish you with an illustrative report which, based on the then current non-guaranteed factors, shows Policy values for at least the next 20 years, but not beyond the Policy Anniversary nearest the Insured’s Attained Age 100. We will not charge a fee for the first report provided during a Policy Year. However, a reasonable fee may be charged for any additional reports we may provide on Request. Each report will take into account the Cash Value of the Policy when the report is prepared, the interest rates, the maximum cost of insurance rates and any other fees and charges in effect at that time. This report will also give you other facts required by state law or regulation.

10.17

Exchange Within 24 months of the Issue Date of the Policy, you may exchange the Policy for a permanent plan of life insurance that will not offer variable investment options such as the Investment Divisions. The new individual policy will be on a permanent plan of life insurance that we are offering for this purpose on the Issue Date of the Policy.

In order to exchange the Policy, we will require:

(a)	that the Policy be in effect on the date of exchange;
(b)	repayment of Policy Debt;
(c)	an adjustment, if any, for differences between premiums and Cash Values of this Policy and the new individual policy.

The date of exchange will be the date we receive your Policy, along with a signed application for an exchange and deem all requirements in Good Order. The new individual policy will have a face amount equal to the Face Amount of the Policy. It will be based on the: (a) same gender; (b) equivalent class of risk (as determined by us); and (c) Insured’s Attained Age as of the date of the exchange. All riders attached to the Policy will end on the date of exchange, unless we agree otherwise.

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10.18

Basis of Computation All Cash Surrender Values and maximum Monthly Cost of Insurance rates referred to in the Policy are based on the mortality table referred to on the Policy Data Pages. This mortality table applies if the Insured is in a standard class of risk. Separate scales of maximum Monthly Cost of Insurance Charge rates apply to a substandard class of risk.

Curtate functions are used. We have filed a statement with the IIPRC that describes, in detail, how we compute Policy benefits and Cash Surrender Values. These Policy benefits and Cash Surrender Values are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, Model #270 using Actuarial Guideline XXIV.

10.19	Age 100 Policy Anniversary Beginning on the Policy Anniversary on which the Insured’s Attained Age is 100:

●

No further Planned or Unplanned Premiums will be allowed, except as needed to keep the Policy from ending, and no further deductions for Monthly Cost of Insurance or Monthly Per Thousand Face Amount charges will be made from the Cash Value. We will continue to deduct all other Monthly Deduction Charges.

●	The amount in the Fixed Account will continue to accumulate interest.
●	New Policy loans may be requested.
●	Partial surrenders and loan repayments will continue to be allowed.
●	Changes to the Life Insurance Benefit Option will not be allowed.
●	The Policy may be surrendered for its proceeds by submitting to us a Notice.
●	Any rider attached to the Policy will end.
●	Any assets in the Separate Account will continue to participate in the investment experience of the Investment Divisions.
●	Transfers among the Investment Allocation Options will continue to be allowed, subject to the limitations indicated in Sections 5.12, 5.14, 6.2 and 6.3.

This Policy may not qualify as life insurance after the Insured’s Attained Age 100 under federal tax law and may be subject to adverse tax consequences. You should consult your tax advisor before choosing to continue the Policy or take a Policy loan after age 100.

10.20

Duty to Cooperate You, the applicant, the Insured and any Beneficiary under this Policy all have a duty to cooperate with us in the underwriting of this Policy and in the investigation of any claim for benefits under the Policy, including any attached riders. The duty to cooperate includes, but is not limited to, providing signed authorizations in a Notice and without time limitations, and releasing information concerning all representations made in connection with the application, including those relating to medical condition and history and financial and employment information.

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Corporate Sponsored Flexible Premium Variable Adjustable Life Insurance Policy

New York Life Insurance and Annuity Corporation

A Delaware Corporation

51 Madison Avenue, New York, N.Y. 10010]

[1-800-598-2019] [www.newyorklife.com]

THIS POLICY WAS APPROVED UNDER THE AUTHORITY OF THE INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION AND ISSUED UNDER THE COMMISSION STANDARDS. ANY PROVISION OF THIS POLICY THAT ON THE PROVISION’S EFFECTIVE DATE IS IN CONFLICT WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS FOR THIS PRODUCT TYPE IS HEREBY AMENDED TO CONFORM TO THE INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS FOR THIS PRODUCT TYPE AS OF THE PROVISION’S EFFECTIVE DATE.

ICC19-319-43